EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-42005, 33-42006,
33-70932, 33-70934, 33-80652, 333-61453, 333-61455, 333-60020, 333-62598 and 333-136839) of our reports dated May 21, 2007, with respect to the consolidated financial statements and schedule of Haemonetics Corporation, Haemonetics Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Haemonetics Corporation included in this Annual Report (Form 10-K) for the year ended March 31, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 21, 2007